                                                                    EXHIBIT 4.12

                                                                  CONFORMED COPY


                            INTERCRIEDITOR AGREEMENT


                            DATED 26th November 2003


                                     BETWEEN


                            PREMIER FINANCING LIMITED
                                 as the Company

                       CERTAIN SUBSIDIARIES OF THE COMPANY
                                   as Obligors

                       THE SENIOR FINANCE PARTIES AND THE
                       SENIOR SUBORDINATED FINANCE PARTIES

                                       and

                           J.P. MORGAN EUROPE LIMITED

          as Senior Agent, Senior Subordinated Agent and Security Agent




   relating, inter alia, to a Senior Facilities Agreement dated 10 August 1999
                     (as subsequently amended and restated)
       and a Senior Subordinated Facility Agreement dated 17 November 2003



                                  ALLEN & OVERY
                                     London

                                    CONTENTS


Clause                                                               Page
1.    Interpretation                                                   3
2.    Ranking                                                          9
3.    Undertakings                                                     9
4.    Permitted Payments                                              10
5.    Turnover                                                        11
6.    Subordination on Insolvency                                     12
7.    Restrictions on Enforcement                                     13
8.    Permitted Enforcement                                           14
9.    Application of Proceeds of Enforcement                          15
10.   Enforcement of Security                                         16
11.   Amendments                                                      18
12,   Hedging Debt                                                    20
13.   Consents and Limits                                             21
14.   Warranties                                                      23
15.   Information                                                     23
16.   Subrogation                                                     24
17.   Protection of Subordination                                     24
18.   Preservation of Debt                                            26
19.   Expenses                                                        28
20.   Changes to the Parties                                          28
21.   Notices                                                         31
22.   The Security Agent                                              32
23.   Severability                                                    34
24.   Counterparts                                                    34
25.   Governing Law                                                   34
26.   Enforcement                                                     34

Schedule
1.    The Obligors                                                    36
2.    Senior Finance Parties                                          40
3.    Senior Subordinated Finance Parties                             45
4.    Form of Deed of Accession                                       46
5.    Security Agent                                                  47
Signatories                                                           57

THIS AGREEMENT is dated 26th November 2003

BETWEEN:

(I) PREMIER FINANCING LIMITED (registered number 3716362) with its registered office at 28 The Green, Kings Norton, Birmingham B38 8SD (the Company);

(2)      THE PERSONS named in Schedule I (Obligors) as Obligors;

(3) THE PERSONS named in Schedule 2 (Senior Finance Parties) as Senior Finance Parties;

(4) THE PERSONS named in Schedule 3 (Senior Subordinated Finance Parties) as Senior Subordinated Finance Parties;

(5)      J.P. MORGAN EUROPE LIMITED as Senior Agent;

(6)      J.P. MORGAN EUROPE LIMiTED as Senior Subordinated Agent; and

(7)      J.P. MORGAN EUROPE LIMITED as Security Agent.

IT IS AGREED as follows:

1.       INTERPRETATION

1.1      Definitions

         In this Agreement terms defined in or whose interpretation is provided for in the Senior Facilities Agreement shall have the same meaning when used in this Agreement (whether before or after the Senior Discharge
         Date) unless separately defined or interpreted in this Agreement and:

         Agents means the Senior Agent, the Senior Subordinated Agent and the Security Agent.

         Deed of Accession means a deed of accession substantially in the form of Schedule 4 (Form of Deed of Accession), with such amendments as the Security Agent may approve or reasonably require.

         Enforcement Date means the date on which an Enforcement Event first occurs.

         Enforcement Event means the Senior Agent first exercising its rights under paragraph (c) or paragraph (d) of subclause 12.2 (Acceleration) of the Senior Facilities Agreement (except, in the case of such paragraph (c), where it only declares that the relevant amounts have become due for immediate discharge on demand) or, having exercised its rights under paragraph (c) of subclause 12.2 (Acceleration) of the Senior Facilities Agreement to declare that the relevant amounts have become due for immediate discharge on demand, first making demand with respect to all or part of any amounts outstanding under the Senior Finance Documents under subclause 12,3 (Demand basis) of the Senior Facilities Agreement.

         Enforcement Notice has the meaning given to it in Clause 8 (Permitted Enforcement).

         Event of Default means a Senior Default or a Senior Subordinated Default, as the context requires.

Existing Security Documents means the "Security Documents" as defined in the Senior Facilities Agreement.

Hedge Counterpart'~' means each person (if any) named as a Hedge Counterparty in
Schedule 2 (Senior Finance Parties) and any other person which (a) is a "Hedge Counterparty" for the purposes of the Senior Facilities Agreement and (b) becomes a party to this Agreement as a Hedge Counterparty under Subclause 12.1 (Accession of Hedge Counterparties), in each case in its capacity as provider of Hedging to any of the Obligors.

Hedging means any Derivatives Transaction.

Hedging Debt means all Liabilities of any Obligor to any Hedge Counterparty under or in connection with the Hedge Documents.

InsoLvency means any winding-up, bankruptcy, liquidation, dissolution, administration, receivership, administrative receivership, re-organisation, moratorium or judicial composition of or in respect of any Obligor or any analogous proceedings affecting any Obligor in any jurisdiction outside England and Wales.

Insolvent Obligor means an Obligor to which or in respect of which any of the events or circumstances referred to in subclauses 12.1(h) (Insolvency) to 12.10) (Analogous proceedings) (inclusive) of the Senior Facilities Agreement occurs.

Instructing Group means at any time: (a)on or prior to the Senior Discharge Date, the Majority Senior Banks; and (b)after the Senior Discharge Date, the Majority Senior Subordinated Banks.

Liability means, in relation to any document or agreement, any present or future liability (actual or contingent) payable or owing under or in connection with that document or agreement whether or not matured and whether or not liquidated, together with:

(a)      any refinancing, novation, deferral or extension of that liability;

(b) any claim for breach of representation, warranty, undertaking or on an event of default or under any indemnity in connection with that document or agreement;

(c) any further advance made under any document or agreement supplemental to that document or agreement, together with all related interest, fees and costs;

(d) any claim for damages or restitution in the event of rescission of that liability or otherwise in connection with that document or agreement;

(e) any claim flowing from any recovery of a payment or discharge in respect of that liability on the grounds of preference or otherwise; and

(0 any amount (such as post-insolvency interest) which would be included in any of the above but for its discharge, non-provability, unenforceability or non-allowability in any Insolvency or other proceedings.

Majority Senior Banks means the "Majority Banks" as defined in the Senior Facilities Agreement.

Majority Senior SUBORDINATED BANKS MEANS the "Majority Banks" as defined in the Senior Subordinated Facility Agreement.

New Obligor has the meaning given to it in Subclause 20.3 (New Obligors).

New Security Documents means the "Security Documents" as defined in the Senior Subordinated Facility Agreement.

Non-Payment Event means failure by any Obligor to pay on the due date:

(a) any amount of principal (whether falling due by reason of a scheduled repayment, mandatory prepayment, acceleration or any other reason), interest, fee or hedging payment; or

(b) any other amounts the Sterling Amount of which in aggregate exceeds(pound)10,000, in either case representing Senior Debt.

Obligor means the Company, each other member of the Group specified in Schedule I (The Obligors) and each New Obligor.

PARTY MEANS an Obligor, Senior Finance Party or Senior Subordinated Finance Party, as the context requires.

Purchase Amount has the meaning given to it in Subclause 20.7 (Option to Purchase).

Purchase Date has the meaning given to it in Subclause 20,7 (Option to Purchase).

Report Provider has the meaning given to it in paragraph (h) of Subclause 7.1 (Restrictions).

Secured Creditor means a Senior Finance Party or a Senior Subordinated Finance Party, as the context requires.

Secured Debt means the Senior Debt and the Senior Subordinated Debt.

Secured Debt Discharge Date means the later of the Senior Discharge Date and the Senior Subordinated Discharge Date.

Secured Debt Finance Documents means the Senior Finance Documents and the Senior Subordinated Finance Documents.

Security means any Encumbrance created, evidenced or conferred by or pursuant to any Secured Debt Finance Document.

Security Agent means J.P. Morgan Europe Limited in its capacity as agent and trustee for the Secured Creditors of the security conferred under the New Security Documents, and any sub-agent, sub-trustee or custodian appointed by it.

Security Documents means the Existing Security Documents and the New Security Documents.

Senior Agent means J.P. Morgan Europe Limited in its capacity as facility agent for the Senior Banks under the Senior Facilities Agreement.

Senior Banks means the "Banks" as defined in the Senior Facilities Agreement.

Senior Debt means all Liabilities of any Obligor to any Senior Finance Party under or in connection with the Senior Finance Documents, provided that, for the purpose of this Agreement only and without prejudice to the liabilities secured by the Security Documents, the term Senior Debt excludes (as against the Senior Subordinated Finance Parties only and not as against any Obligor): (a) any amount outstanding in excess of the limit imposed by Subclause 13.3 (Limit on Senior Debt); and (b) any amount outstanding and owed to any Senior Finance Party which would not have been outstanding but for a breach of the provisions of this Agreement by that Senior Finance Party.

Senior Default means an "Event of Default" as defined in the Senior Facilities Agreement.

Senior Discharge Date means the date on which the Senior Agent is satisfied that all of the Senior Debt has been irrevocably paid and discharged and all Commitments of the Senior Banks have been cancelled and all obligations of the Hedge Counterparties under the Hedge Documents have been terminated.

Senior Facilities Agreement means the senior facilities agreement dated 10 August 1999, as amended on 20 August 1999 and 5 November 1999, amended and restated on 27 May 2002 and last amended on 30 October 2003 and 17 November 2003 and made between, among others, the Company, J.P. Morgan plc and Barclays Capital (the investment banking division of Barclays Bank PLC) as Amendment Arrangers, JPMorgan Chase Bank and Barclays Bank PLC as Amendment Underwriters, the banks and financial institutions party thereto, and J.P. Morgan Europe Limited as the Agent and the Security Agent. Senior Finance Documents means the "Finance Documents" (including the Hedge

Documents) as defined in the Senior Facilities Agreement.

Senior Finance Party means each of:

(a)      the Senior Banks;

(b) the Arrangers, the Underwriters, the Senior Agent and (before and including the Senior Discharge Date) the Security Agent; and

(c)      the Hedge Counterparties.

Senior Headroom means at any time a principal amount the Sterling Amount of which is (Pound)36,500,000 less:

(a) an amount equal to the aggregate amount which would have been required to be prepaid under subclauses 6.6 (Mandatory prepayment), 6.10 (Application of disposal proceeds), 6.11 (Cash sweep) and 6.12 (Citadel Insurance Company Limited) of the Senior Facilities Agreement prior to that time, but which has not been prepaid because of waivers of that requirement by the Majority Senior Banks (except where the Majority Senior Subordinated Banks have also agreed to such waiver); and

(b) an amount equal to the aggregate amount of scheduled repayment instalments in respect of Term Advances (as defined in the Senior Facilities Agreement) which would have fallen due prior to that time but for any deferral by more than six months of the due date for any such scheduled repayment instalments by the Senior Banks (except where the Majority Senior Subordinated Banks have agreed to that deferral) to the extent that each such scheduled repayment instalment has not been repaid at that time.

Senior Subordinated Agent means J.P. Morgan Europe Limited in its capacity as facility agent for the Senior Subordinated Banksunder the Senior Subordinated Facility Agreement.

Senior Subordinated Banks means the "Banks" as defined in the Senior Subordinated Facility Agreement.

Senior Subordinated Debt means all Liabilities of any Obligor to any Senior Subordinated Finance Party under or in connection with any Senior Subordinated Finance Document.

Senior Subordinated Default means an "Event of Default" as defined in the Senior Subordinated Facility Agreement.

Senior Subordinated Discharge Date means the date on which the Senior Subordinated Agent is satisfied that all of the Senior Subordinated Debt has been irrevocably paid and discharged and all Commitments under (and as defined in) the Senior Subordinated Facility Agreement cancelled.

Senior Subordinated Facility Agreement means the secured senior subordinated term loan acquisition facility agreement dated 17 November 2003 between, amongst others, the Company, the Senior Subordinated Banks, the Senior Subordinated Agent and the Security Agent providing for a term loan facility.

Senior Subordinated Finance Documents means the "Finance Documents" as defined in the Senior Subordinated Facility Agreement.

Senior Subordinated Finance Party means each of:

(a)      the Senior Subordinated Banks; and

(b) the "Arranger" and "Underwriter" under and as defined in the Senior Subordinated Facility Agreement, the Senior Subordinated Agent and (after the Senior Discharge Date or to the extent of any claim by the Security Agent as joint and several creditor with any other Senior Subordinated Finance Party) the Security Agent.

Standstill Period has the meaning given to it in Clause 8 (Permitted
Enforcement).

Stop Notice has the meaning given to it in paragraph (b) of Clause 4 (Permitted Payments).

Trust Property means, collectively, (a) the security, powers, rights, titles, benefits and interests (both present and future) constituted by and conferred on the Security Agent under or pursuant to the New Security Documents (including, without limitation, the benefit of all covenants given in the New Security Documents), (b) all moneys, property and other assets paid or transferred to or vested in the Security Agent (or any agent of the Security Agent) or received or recovered by the Security Agent (or any agent of the Security Agent) pursuant to, or in connection with, any of the New Security Documents whether from any Obligor or any other person and (c) all rights, benefits, interests, money, investments, property and other assets at any time representing or deriving from any of the foregoing, including all interest, income and other sums at any time received or receivable by the Security Agent (or any agent of the Security Agent) in respect of the same (or any part thereof).

Turnover Receipt has the meaning given to it in Clause 5 (Turnover).

1.2      Interpretation (

(a) References to any of the Security Agent, the Senior Agent, the Senior Finance Parties, the Hedge Counterparties, the Senior Subordinated Finance Parties, the Senior Subordinated Agent or the Obligors in whatever capacity include their respective successors, assigns, replacements, transferees and substitutes from time to time.

(b) The provisions of subclauses 1.2 (Headings) and 1.3 (Construction) of the Senior Facilities Agreement apply to this Agreement as though they were set out in full in this Agreement, except that references to the Senior Facilities Agreement are to be construed asjefrrsnce&io~ this Agreement.

(c) Save as otherwise specified in this Agreement, a reference to the Senior Facilities Agreement, a Senior Finance Document, a Hedge Document, the Senior Subordinated Facility Agreement or a Senior Subordinated Finance Document is to that document or agreement as amended from time to time in accordance with the terms of this Agreement.

(d)      In this Agreement, unless the context otherwise requires references to:

         (i) an amendment includes an amendment, supplement, novation, re-enactment, replacement, restatement, variation or waiver or the giving of any waiver, release or consent having the same commercial effect (and amend shall be construed accordingly);

         (ii) give any financial support (or similar phrases) in connection with any Secured Debt include the taking of any participation in or in respect of such Secured Debt, the giving of any guarantee or other assurance against loss in respect of such Secured Debt, or the making of any deposit or payment in respect of or on account of such Secured Debt;

         (iii) a notice includes any notice, request, instruction, demand or other communication;

         (iv) an Everu of Default, Senior Default, Senior Subordinated Default or Non-Payment Event being outstanding, is to such Event of Default, Senior Default, Senior Subordinated Default or Non-Payment Event having occurred and continuing uniremedied and unwaived; and

         (v) a payment include a distribution, prepayment or repayment and references to pay include distribute, repay or prepay.

(e) In determining whether or not an amount of Senior Debt or Senior Subordinated Debt has been irrevocably paid and discharged the Senior Agent or Senior Subordinated Agent, as the case may be, will disregard contingent liabilities (such as the risk of clawback flowing from a preference) except to the extent that such Agent believes that there is a reasonable likelihood that those contingent liabilities will become actual liabilities.

(f) Unless expressly provided to the contrary in this Agreement, a person who is not a Party may not enforce any of the terms of this Agreement under the Contracts (Rights of Third Parties) Act 1999 and, notwithstanding any term of this Agreement, no consent of any third party is required for any amendment (including any release or compromise of any liability) or termination of this Agreement.

(g) No part of this Agreement is intended to or shall create a registrable Encumbrance.

(h) If there is any conflict between the terms of this Agreement and any other Finance Document, the terms of this Agreement will prevail.

2.       RANKING

(a)      Unless expressly provided to the contrary in this Agreement:

         (i)      the Secured Debt shall rank in right and priority of payment;
                  and

         (ii)     the Security shall rank and secure the Secured Debt,

         in each case in the following order:

         First the Senior Debt; and

         Second the Senior Subordinated Debt.

(b)      The ranking and priority in paragraph (a) above applies regardless of:

         (i) the order of registration, filing, notice or execution of any document;

         (ii)     the date upon which such Secured Debt was incurred or arose;

         (iii)    whether a person is obliged to advance any such Secured Debt;
                  and

         (iv) any fluctuations in the outstanding amount, or any intermediate discharge in whole or in part of any Secured Debt.

(c) Notwithstanding the fixed charges on bank accounts and Debts (as that term is defined in the Group Debenture) contained in the Security Documents, each Ancillary Facilities Bank may, subject to clause 15.6 of the Senior Facilities Agreement, continue to exercise its rights of set-off or combination of accounts under any Group netting agreements.

3.       UNDERTAKINGS

         Prior to the Senior Discharge Date, except as the Majority Senior Banks have agreed in writing, or to the extent permitted by Clause 4 (Permitted Payments), Subclause 6.2 (Filing of Claims) or Clause 8 (Permitted Enforcement):

         (a) no Obligor will (and each Obligor will procure that none of its Subsidiaries will) make any payment of or in respect of, or purchase, redeem or acquire, any of the Senior Subordinated Debt in cash or in kind;

         (b) no Senior Subordinated Finance Party will demand or receive payment of or in respect of any Senior Subordinated Debt in cash or kind or apply any money or property in or towards the discharge of any Senior Subordinated Debt;

         (c) no Senior Subordinated Finance Party or Obligor will discharge any Senior Subordinated Debt by set-off, any right of combination of accounts or otherwise;

         (d) no Obligor will (and each Obligor will procure that none of its Subsidiaries will) create or permit to subsist any Encumbrance over any of its assets for any of the Senior Subordinated Debt except under the New Security Documents granted for the benefit of all the Secured Creditors in accordance with the priority and ranking specified in this Agreement;

         (e) no Obligor will (and each Obligor will procure that none of its Subsidiaries will) give any financial support to any person for or in connection with the Senior Subordinated Debt, except as effected under the original terms of the Senior Subordinated Finance Documents (as amended to the extent permitted under Clause 11 (Amendments)) and in accordance with the priority and ranking specified in this Agreement;

         (1) no Obligor or Senior Subordinated Finance Party will allow any Senior Subordinated Debt to be evidenced by a negotiable instrument;

         (g) no Senior Subordinated Finance Party will allow any Senior Subordinated Debt to be subordinated to any person otherwise than as may arise as a matter of law or in accordance with this Agreement; and

         (h) no Obligor or Senior Subordinated Finance Party will take or omit to take any action whereby the ranking and/or subordination of the Senior Subordinated Debt provided ,~ for in this Agreement may be impaired.

4.       PERMITTED PAYMENTS

(a)      Prior to the Senior Discharge Date, but subject to paragraphs (b) and
         (c) below and to Clause 5 (Turnover), unless the Majority Senior Banks otherwise agree, no Obligor may pay, and no Senior Subordinated Finance Party may receive and retain, payment, whether in cash or in kind, of any amount of Senior Subordinated Debt unless the following conditions are satisfied:

         (i) the amount is then due and payable under the terms of the Senior Subordinated Finance Documents;

         (ii)     the payment is of interest, fees or expenses;

         (iii)    no Non-Payment Event is outstanding; and

         (iv)     no Stop Notice is in force.

(b) A Stop Notice is in force during the period from the date on which the Senior Agent (on the instructions of the Majority Senior Banks) serves a notice (a Stop Notice) on the Company and the Senior Subordinated Agent speci~ing that a Senior Default is outstanding and suspending payment of the Senior Subordinated Debt, until the earlier of:

         (i) the date 150 days after receipt by the Company and the Senior Subordinated Agent of the Stop Notice;

         (ii) if a Standstill Period is in effect at any time during that period, the date on which that Standstill Period expires;

         (iii) the date on which the Senior Default concerned ceases to be outstanding, for which purpose a breach of a financial covenant under the Senior Facilities Agreement will be treated as remedied if that financial covenant is complied with when next tested under the Senior Facilities Agreement;

         (iv) the date on which the Senior Agent, acting on the instructions of the Majority Senior Banks, by notice to the Company and the Senior Subordinated Agent cancels the Stop Notice; or

         (v)      the Senior Discharge Date,

         PROVIDED THAT no Stop Notice may be served by the Senior Agent in reliance on a particular Senior Default more than six months after the Senior Agent received notice from any Obligor, Senior Finance Party or Senior Subordinated Finance Party specifying the event or circumstances concerned and that it is a Senior Default and provided further that the Senior Agent may only serve one Stop Notice in relation to each Senior Default.

(c) No amount of principal of the Senior Subordinated Debt may be paid by (or on behalf of) an Obligor prior to the Senior Discharge Date without the prior consent of the Majority Senior Banks. The accrual of all interest (and the capitalisation of interest) in accordance with the terms of the Senior Subordinated Facility Agreement shall be permitted notwithstanding service of a Stop Notice or any other provision of this Subclause.

5.       TURNOVER

(a) If, before the Senior Discharge Date, any Senior Subordinated Finance Party receives or recovers a payment in cash or in kind (including by way of set-off or combination of accounts):

         (i) of any of the Senior Subordinated Debt which is prohibited by Clause 4 (Permitted Payments) or not made in accordance with Clause 9 (Application of Proceeds of Enforcement); or

         (ii) from (or on behalf of) any member of the Group on account of the purchase, redemption or acquisition of any Senior Subordinated Debt,

         (each such payment or distribution received or recovered prior to the Senior Discharge Date being a Turnover Receipt) the receiving or recovering Senior Subordinated Finance Party will promptly notify the Security Agent.

(b) Each Senior Subordinated Finance Party shall, upon demand by the Security Agent, pay to the Security Agent for application as provided in Clause 9 (Application of Proceeds of Enforcement) an amount determined by the Security Agent to be equal to the lesser of:

         (i) the outstanding balance of the Senior Debt; and (ii) the amount of such Turnover Receipt, less the third party costs and expenses (if any) reasonably incurred by the Senior

         Subordinated Finance Party concerned in receiving or recovering such Turnover Receipt.

(c) Each Obligor shall indemnify each Senior Subordinated Finance Party (to the extent of its liability for the Senior Subordinated Debt) for the amount of any Turnover Receipt paid by that Senior Subordinated Finance Party to the Security Agent and such third party costs and expenses incurred by it, and the Senior Subordinated Debt will not be deemed to have been reduced or discharged in any way or to any extent by the receipt or recovery of the relevant Turnover Receipt.

6.       SUBORDINATION ON INSOLVENCY

6.1      SUBORDINATION EVENTS

         If any Event of Default specified in subclauses 12.1(h) (Insolvency) to 12.1(1) (Analogous proceedings) (inclusive) of the Senior Facilities Agreement occurs to or in respect of any Obligor, then the Senior Subordinated Debt owed by the Insolvent Obligor will be subordinate in right of payment to the Senior Debt owed by such Insolvent Obligor.

6.2      FILING OF Claims

(a) Until the Senior Discharge Date, the Security Agent acting on the instructions of the Majority Senior Banks may, and is irrevocably authorised on behalf of the Senior Subordinated Finance Parties to:

         (i) claim, enforce and prove for any Senior Subordinated Debt owed by the Insolvent Obligor;

         (ii) file claims and proofs, give receipts and take all such proceedings and do all such things as the Security Agent considers reasonably necessary to recover any Senior Subordinated Debt owed by the Insolvent Obligor; and

         (iii) receive all payments of or in respect of any Senior Subordinated Debt owed by the Insolvent Obligor for application in accordance with Clause 9 (Application of Proceeds of Enforcement).

(b) Subject to paragraph (c) below, each of the Senior Subordinated Finance Parties undertakes that it shall refrain from taking any of the actions referred to in paragraph (a) above.

(c) If the Security Agent is not entitled or does not wish to do or take any of the actions referred to in paragraph (a) above the Senior Subordinated Finance Parties will each do so promptly when requested by the Security Agent acting on the instructions of the Majority Senior Banks, subject to the Senior Finance Parties giving an appropriate indemnity for any costs and expenses which may be reasonably incurred by the Senior Subordinated Finance Parties in doing or taking the actions so requested.

6.3      Distributions

         Until the Senior Discharge Date each Senior Subordinated Finance Party will:

         (a) upon demand by the Security Agent, pay an amount equal to all payments of or in respect of any Senior Subordinated Debt in cash or in kind received by or on behalf of it from any Insolvent Obligor (or any liquidator, administrator, receiver or similar official of such Insolvent Obligor or its assets) to the Security Agent for application in accordance with Clause 9 (Application of Proceeds of Enforcement); and

         (b) direct the trustee in bankruptcy, liquidator, administrator, receiver or other person distributing the assets of an Insolvent Obligor or their proceeds to make payments on the Senior Subordinated Debt direct to the Security Agent until the Senior Debt has been paid in full.

7.       RESTRICTIONS ON ENFORCEMENT

7.1      RestrIctions

         Subject to Clause 6 (Subordination on Insolvency) and except as permitted under Clause 8 (Permitted Enforcement), until the Senior Discharge Date none of the Senior Subordinated Finance Parties will, unless the Majority Senior Banks have previously agreed in writing:

         (a)      demand payment of any Senior Subordinated Debt;

         (b) accelerate any of the Senior Subordinated Debt or otherwise declare any of the Senior Subordinated Debt prematurely due or payable on a Senior Subordinated Default or otherwise;

         (c) enforce any of the Senior Subordinated Debt by attachment, set-off, execution or otherwise;

         (d) (or will give instructions to the Security Agent to) crystallise any floating charge in the New Security Documents, appoint an administrative receiver or a receiver or have an administrator appointed or otherwise enforce the Security;

         (e) petition for (or vote in favour of any resolution for) or initiate, support or take any steps with a view to any Insolvency or any voluntary arrangement or assignment for the benefit of creditors or any similar proceedings involving an Obligor;

         (f) sue or bring or support any legal proceedings against any Obligor (or any of its Subsidiaries) in connection with the Senior Subordinated Debt, except that nothing in this paragraph (f) will restrict the bringing of proceedings solely for injunctive relief (or analogous proceedings in jurisdictions outside England and Wales) to restrain any actual or putative breach of the Senior Subordinated Finance Documents or for specific performance not claiming damages where doing so would not conflict with any other provision of this Agreement,

         (g) otherwise exercise any remedy for the recovery of any Senior Subordinated Debt; or

         (h) sue or bring or support proceedings against or make demand on the provider of any of the Third Reports (a Report Provider) in connection with the Third Reports or receive payment from any of the Report Providers in connection with any such suit, proceedings or demand if there is an aggregate limit on the amount of claims which may be brought by any of the Parties against such Report Provider and the aggregate amount of all such claims against that Report Provider might exceed the amount of any limitation of liability on which that Report Provider is entitled to rely, provided that in any case:

                  (i) a Senior Subordinated Finance Party must notify the Senior Agent before suing or bringing or supporting proceedings against or making a demand on a Report Provider in connection with the Third Reports; and

                  (ii) the Senior Finance Parties will be entitled to fill payment of their claims against that Report Provider in connection with any Third Report in priority to the claims of the Senior Subordinated Finance Parties against that Report Provider and each Senior Subordinated Finance Party will on demand pay to the Security Agent for application as provided in Clause 9 (Application of

                           Proceeds of Enforcement) an amount equal to any amount received by it in breach of this Subclause.

7.2      Senior Subordinated Finance Party Actions

         If any restriction in this Clause preventing a Senior Subordinated Finance Party from suing or bringing or supporting proceedings against any member of the Group or any Report Provider would result in such Senior Subordinated Finance Party being prevented from suing or bringing or supporting those proceedings by reason of the expiry of any statutory limitation period, that Senior Subordinated Finance Party shall be able to sue or bring or support those proceedings against that member of the Group or Report Provider, but only to the extent necessary to prevent loss of the right to sue or bring or support those proceedings.

8-       PERMITTED ENFORCEMENT

         The Senior Subordinated Finance Parties may take any of the actions otherwise prohibited by

         Clause 7 (Restrictions on Enforcement) PROVIDED THAT:

         (a)      the Enforcement Date has occurred; or

         (b) if any of the events referred to in Subclause 6.1 (Subordination Events) occurs in respect of an Obligor the Senior Subordinated Finance Parties may if there is then a Senior Subordinated Default outstanding take any such actions against such Obligor but not against or in relation to any other Obligor; or

         (c)      (i)      the Senior Subordinated Agent has given notice in
                           writing (an Enforcement Notice) to the Senior Agent specifying that a Senior Subordinated Default is outstanding; and

                  (ii)     a period (a Standstill Period) of not less than:

                           (A)      90 days, in the case of non-payment of:

                                    I.       any principal, interest or fees; or

                                    II.      any other amounts the Sterling
                                             Amount of which in aggregate
                                             exceeds(pound)10,000,

                                    in each case representing Senior
                                    Subordinated Debt;

                           (B) 120 days, in the case of breach of a financial covenant in clause 10.3 (Financial undertakings) of and schedule S (Financial undertakings and accounting terms) to the Senior Subordinated Facility Agreement; or

                           (C)      150 days, in any other case,

                           has elapsed from the date the Senior Agent received the Enforcement Notice relating to such Senior Subordinated Default; and

                  (iii) such Senior Subordinated Default is outstanding at the end of the Standstill Period (for which purpose a breach of a financial covenant under the Senior Subordinated Facility Agreement will be treated as remedied if that financial covenant is complied with when next tested under the Senior Subordinated Facility Agreement).

9.       APPLICATION OF PROCEEDS OF ENFORCEMENT

9.1      Order of Application

         Subject to the rights of any creditor with prior security or preferential claims, the proceeds of enforcement of the Security shall be paid to the Security Agent. Those proceeds and all other amounts paid to the Security Agent under this Agreement shall be applied in the following order:



         (a) First as to a sum equivalent to the amounts payable to the Security Agent under paragraph 16 of Schedule S and clauses
                  10.1 and 10.4 of the Group Debenture as defined in the Senior Subordinated Facility Agreement and any equivalent or similar provisions in any other New Security Document from time to time (excluding any amounts received by the Security Agent pursuant to paragraph 10 of Schedule 5), for the Security Agent absolutely;

         (b) Second as to a sum equivalent to the amounts standing to the credit of any Cash Collateral Accounts in respect of Ancillary Facilities Liabilities or otherwise standing to the credit of any accounts which have been netted against Ancillary Facilities Liabilities under the terms of the Ancillary Facilities Letters which operate on a net limit basis in each case from time to time and to the extent that for any reason the relevant Ancillary Facilities Banks are unable to apply such amounts in satisfaction of Ancillary Facilities Liabilities, for such relevant Ancillary Facilities Banks absolutely, pro-rata in respect of each such relevant Ancillary Facilities Bank;

         (c) Third as to a sum equivalent to the Senior Debt (other than that owing to the Security Agent and (to the extent that they are satisfied pursuant to Subclause 9.1(b) and/or Clause 9.2 (Ancillary Facilities Liabilities)) the Ancillary Facilities Banks) (for the avoidance of doubt excluding the amount of any Senior Debt referred to in the proviso to such term in Subclause 1.1 (Definitions)), for the Senior Finance Parties absolutely, and pro-rata (with the Security Agent obtaining a good discharge in respect of the amounts expressed to be due to the Senior Finance Parties (other than the Hedge Counterparties) under the terms of the Senior Facilities Agreement by paying such amounts to the Senior Agent for distribution in accordance with clause 8.9 of the Senior Facilities Agreement);

         (d) Fourth as to a sum equivalent to the Senior Subordinated Debt, for the Senior Subordinated Finance Parties absolutely, and pro-rata (with the Security Agent obtaining a good discharge by paying such amounts to the Senior Subordinated Agent for distribution in accordance with clause 8.9 of the Senior Subordinated Facility Agreement);


         (e) Fifth in payment to the Senior Agent for application towards any amounts of Senior Debt referred to in the proviso to such term in Subclause 1.1 (Definitions) pro-rata between the holders of such Senior Debt;

         (0 SIXTH to such other persons (if any) as are legally entitled thereto in priority to the Company and the Charging Subsidiaries; and

         (g) Seventh as to the balance (if any) for the Company and the Charging Subsidiaries absolutely pro-rata to the respective amounts paid, received or recovered from each of them.

9.2      Ancillary Facilities Liabilities

         The other Secured Creditors agree with the Ancillary Facilities Banks that any part of the Ancillary Facilities Liabilities in respect of which amounts are standing to the credit of any Cash Collateral Accounts in the name of the Ancillary Facilities Banks pursuant to the Senior Facilities Agreement and/or any Ancillary Facilities Letter or which have otherwise been netted against amounts standing to the credit of any accounts under the terms of any Ancillary Facilities Letter shall rank ahead of the Indebtedness owing under the Secured Debt Finance Documents to the extent that the Ancillary Facilities Banks are able to apply such amounts in satisfaction of such Ancillary Facilities Liabilities.

10.      ENFORCEMENT OF SECURITY

10.1     Enforcement Instructions

(a) The Security Agent may refrain from enforcing the Security unless instructed otherwise by an Instructing Group or, if required under paragraph (b) of Subclause 10.2 (Competing Instructions to Security Agent), the Majority Senior Subordinated Banks.

(b) Subject to the Security having become enforceable, an Instructing Group or, if permitted under Clause S (Permitted Enforcement), the Majority Senior Subordinated Banks may give or refrain from giving instructions to the Security Agent to enforce or refrain from enforcing the Security as they see fit.

10.2     Competing Instructions to Security Agent

(a) Save as provided in paragraph (b) below, any instructions given to the Security Agent by an Instructing Group will override any conflicting instructions given by any other Parties.

(b)      Prior to the Senior Discharge Date:

         (i) if the Majority Senior Banks have instructed the Security Agent not to enforce or to cease enforcing the Security; or

         (ii)     in the absence of instructions from the Majority Senior Banks,

         the Security Agent shall give effect to any instructions to enforce the Security which the Majority Senior Subordinated Banks are then entitled to give to the Security Agent under Clause 8 (Permitted Enforcement).

(c) The Security Agent is entitled to rely on and comply with instructions given in accordance with this Subclause.

103 Manner of Enforcement

(a) The Security Agent shall enforce the Security (if then enforceable) in such manner as an Instructing Group or, if required by paragraph (b) of Subclause 10.2 (Competing Instructions to Security Agent), the Majority Senior Subordinated Banks shall instruct or, in the absence of those instructions, as it sees fit and, subject as required by applicable law, having regard first to the interests of the Senior Finance Parties, but also having regard to the interests of the Senior Subordinated Finance Parties save where to do so could, in the opinion of the Security Agent or the Majority Senior Banks (as the case may be), adversely affect the interests Of the Senior Finance Parties.

(b) None of the Security Agent and the Senior Finance Parties shall be responsible to any Senior Subordinated Finance Party or Obligor, and no Senior Subordinated Finance Party shall be responsible to any Obligor, for any enforcement or failure to enforce or to maximise the proceeds of any enforcement of the Security, and any of the Security Agent, the Senior Finance Parties and the Senior Subordinated Finance Parties, as1h~ case may be, may cease any such enforcement at any time.

10.4     Sales by Security Agent

         If a disposal to a person or persons outside the Group of any asset owned by an Obligor over which Security has been created is:

         (a) permitted by subclause 10.6(1) (Disposals) of the Senior Facilities Agreement and subclause 10.6(1) (Disposals) of the Senior Subordinated Facility Agreement;

         (b) being effected at the request of an Instructing Group or, if required under paragraph (b) of Subclause 10.2 (Competing instructions to the Security Agent), the Majority Senior Subordinated Banks, in circumstances where the Security has become enforceable; or

         (c)      being effected by enforcement of the Security,

         the Security Agent is irrevocably authorised to execute on behalf of each Secured Creditor and each Obligor (and at the cost of the relevant Obligor),

         (i)      any release of the Security over that asset; and

         (ii) if that asset comprises all of the shares in the capital of any Obligor (or any Holding Company of an Obligor) held by members of the Group, a release of that Obligor and its Subsidiaries from all present and future liabilities (both actual and contingent and including any liability to any other Obligor under the Senior Finance Documents or the Senior Subordinated Finance Documents by way of contribution or indemnity) in its capacity as a guarantor under the Senior Finance Documents or the Senior Subordinated Finance Documents and a release of any Security granted by that Obligor and its Subsidiaries over any of their respective assets,

         PROVIDED THAT:

                  (A) in the case of paragraph (a) above the Net Proceeds of the disposal are to be applied as provided for in the Senior Facilities Agreement and the Senior Subordinated Facility Agreement; and

                  (B) otherwise the net cash proceeds of the sale or disposal are applied in payment of Secured Debt in the order set out in Clause 9 (Application of Proceeds of Enforcement).

         Each Secured Creditor will execute such releases as the Security Agent may reasonably require to give effect to this Subclause. No such release will affect the obligations and liabilities of any other Obligor under the Secured Debt Finance Documents.

11.      AMENDMENTS

11.1     Amendments

         Subject to Subclause 11.2 (Permitted Amendments), no Party may amend any term of any Secured Debt Finance Document in a manner or to an extent which would result in:

         (a) any increase in the amount of any payment under that Secured Debt Finance Document not contemplated by the original terms of the Secured Debt Finance Documents;

         (b) any payment becoming due or being required to be paid earlier or more frequently than originally provided for under or contemplated by that Secured Debt Finance Document (but this shall not restrict the operation of subclauses 12.2 (Acceleration) or 12.3 (Demand basis) of the Senior Facilities Agreement or 11.2 (Acceleration) or 11.3 (Demand basis) of the Senior Subordinated Facility Agreement);

         (c)      any deferral of any scheduled repayment of any Senior Debt:

                  (i) in an aggregate amount in excess of the Senior Headroom, by more than 6 months from the original due date; or

                  (ii)     to a date falling after 31 March 2009;

         (d)      any deferral or waiver of a mandatory prepayment under clauses
                  6.6 (Mandatory prepayment), 6.10 (Application of disposal proceeds), 6.11 (Cash sweep) or 6.12 (Citadel Insurance Company Limited) of the Senior Facilities Agreement which prepayment would otherwise be in an aggregate amount in excess of the Senior Headroom;

         (e) any change to the basis upon which an amount accrues or a payment is calculated in accordance with, or any change in the currency of any payment under, the original provisions of that Secured Debt Finance Document;

         (1) any representation, warranty, undertaking or event of default under that Secured Debt Finance Document imposing an additional material obligation on any Obligor or becoming more onerous in any material respect for an Obligor;

         (g) any Obligor becoming liable to make an additional payment or any change from non-cash payment or capitalisation of any amount to cash payment, not contemplated by the original terms of that Secured Debt Finance Document; or

         (h) a change to the priority, ranking or subordination achieved or intended to be achieved by this Agreement.

11.2     permitted Amendments

         Notwithstanding Subclause 11.1 (Amendments), the terms of a Secured Debt Finance Document may be amended if the amendment:

         (a) is agreed to by an Instructing Group (and if prior to the Senior Discharge Date the Majority Senior Subordinated Banks in the case of any amendment relating to the Senior Finance Documents);

         (b) constitutes a procedural or administrative change arising in the ordinary course of administration of the relevant Secured Debt and is not material;

         (c) constitutes a deferral of any scheduled repayment of any Senior Debt (not being Hedging Debt):

                  (i) in an amount not exceeding the Senior Headroom, by not more than six months from the original due date; and

                  (ii)     to a date falling not later than 31 March 2009,

                  together with interest on the deferred principal amount at the same rate (subject to Subclause 11.2(1)) as that payable under the original provisions of the Senior Finance Documents;

         (d) constitutes a capitalisation of interest, fees or expenses into principal provided that (in ____~_the~case~~otan3L such capitalisation~ofthe-SeniorDebt)~Subciause--1-1-~2(e)
                  4s-eornp1ied---~---- with;

         (e) constitutes an increase in the principal amount of the Senior Debt (excluding Hedging Debt) and the payment of fees and expenses in connection with such increase together with interest on the additional principal amount at the same rate (subject to Subclause 11.2(1)) as that payable under the original provisions of the Senior Finance Documents, but only to the extent that such increased amount is scheduled to be repaid on a date falling on or before 31 March 2009 and is not in excess of the Senior Headroom

         (0 (in the case of the Senior Facilities Agreement) increases, by not more than one per cent., the applicable Margin in respect of any amount outstanding under the Senior Facilities Agreement and not constituting a breach of this Agreement by reason only that it falls within the Senior Headroom; and/or

         (g) (in the case of the Senior Subordinated Facility Agreement) increases the Margin (as defined in the Senior Subordinated Facility Agreement) to any rate which, on the date of any amendment to the Senior Subordinated Facility Agreement pursuant to this Subclause (g), is lower than the LIBOR adjusted return, as calculated on such date, on Newco l's High Yield Bonds to their maturity.

         If the Senior Finance Parties or Senior Subordinated Finance Parties, as the case may be, are requested to consent to any amendments of any Senior Subordinated Finance Document or Senior Finance Document under paragraph (a) above they shall use their reasonable endeavours to consider and respond to such request in a timely manner.

11.3     Remedies Cumulative, Waivers

         The rights of each Secured Creditor under this Agreement:

         (a) are cumulative and not exclusive of its tights under the general law;

         (b)      may be waived only in writing and specifically; and

         (c)      may be exercised as often as necessary.

         Delay in exercising or non-exercise of any such right is not a waiver of that right.

12.      HEDGING DEBT

12.1     Accession of Hedge Counterparties

         A person providing Hedging to any Obligor will only be entitled to share in the Security in respect of that Hedging or benefit from this Agreement if:

         (a) that person and is specified in Schedule 2 (Senior Finance Parties); or

         (b) that person is a Senior Bank (or its Bank Affiliate) or the Senior Agent and the Senior Subordinated Agent have agreed in writing to the identity of that person. Upon the execution by that person of a Deed of Accession and its delivery to the Security Agent that person will become a Hedge Counterparty under this Agreement.

12.2     Undertakings relating to Hedging Debt

         Unless the Majority Senior Banks and Majority Senior Subordinated Banks have agreed in writing no Hedge Counterparty will terminate or close out any Hedge Transaction to which it is a party (each such Hedge Transaction being a relevant Hedging Transaction) except:

                  (i) as a result of the non-payment by the relevant member of the Group of any Indebtedness under any relevant Hedging Transaction which has fallen due for payment in the currency and manner stipulated in the relevant Hedge Document before the expiry of any applicable cure period (or, if no cure period is prescribed in the relevant Hedge Document, 3 Banking Days);

                  (ii) as a result of the repudiation of any relevant Hedging Transaction by the relevant member of the Group;

                  (iii) upon the issue by the Senior Agent of a notice under paragraphs (c) or (e) of subclause 12.2 (Acceleration) of the Senior Facilities Agreement;

                  (iv)     upon:

                           (A)      it becoming contrary to any law or
                                    regulation for the relevant member of the Group or such Hedge Counterparty to perform the payment obligations expressed to be assumed by it in respect of any relevant Hedging Transaction or such obligations become invalid or unenforceable against the relevant member of the Group; or

                           (B) any provision of any Hedge Document to which such Hedge Counterparty is a party relating to the termination thereof (including, without limitation, the calculation of or obligation to pay amounts upon such termination) becoming invalid or unenforceable against the relevant member of the Group;

                  (v) upon any exchange control, foreign currency or other consent authorisation, licence or approval of, or registration with or declaration to, governmental or public bodies or authorities or courts required by the relevant member of the Group to authorise, or required by the relevant member of the Group in connection with, the execution, delivery, validity, enforceability or admissibility in evidence of any Hedge Document or the performance of its payment obligations thereunder being modified in a manner unacceptable to such Hedge Counterparty or not being granted or being revoked or terminated or expiring and not being renewed or otherwise ceasing to be in fill force and effect, or

                  (vi) upon the winding-up of, or the administration of, or the appointment of a receiver in respect of any part of the assets and/or undertaking of, or the dissolution of, the relevant member of the Group party to the relevant Hedging Transaction (or any analogous provision in any other jurisdiction).

123      Hedge Documents

         Each Hedge Document shall be on the terms of the International Swaps & Derivatives Association, Inc. 1992 Master Agreement
         (Multicurrency-Cross Border) under which:

         (a) "Second Method" and "Market Quotation" shall be specified as the payment method applicable;

         (b) no additional rights of set-off beyond those contained in the Senior Facilities Agreement shall be specified; and

         (c)      the governing law is English law.

12.4     Termination payments

         Each Hedge Counterparty and the Company agree that any termination payment payable by a Hedge Counterparty to the Company in respect of any relevant Hedge Document shall be payable in full without any set-off or counterclaim whatsoever to the Company (irrespective of any amounts that may at such time be due from the Company to any such Hedge Counterparty under any Secured Debt Finance Document).

13.      CONSENTS AND LIMITS

13.1     Waivers

         If any waiver, release or consent is granted by the Majority Senior Banks under the Senior Finance Documents on or prior to the Senior Discharge Date, a corresponding waiver, release or consent will, if necessary to avoid a breach or default under any other Secured Debt Finance Document, be deemed to have been given by the Hedge Counterparties and the Senior Subordinated Finance Parties (on the same terms and conditions, mutatis mutandis) under the Hedge Documents or Senior Subordinated Finance Documents, as the case may be, PROVIDED
         THAT:

         (a)      no such deemed waiver, release or consent shall:

                  (i) extend the due date for or reduce the amount of or change the currency of any payment due to any Hedge Counterparty or Senior Subordinated Finance Party or change the terms by reference to which any payment is to be calculated or made under the relevant Secured Debt Finance Documents;

                  (ii) be made to clause 11 (Events of Default) of the Senior Subordinated Facility Agreement or any provision of the Senior Subordinated Finance Documents which, under the Senior Subordinated Facility Agreement (as originally in force), requires the consent of all the Senior Subordinated Finance Parties to waive, release or amend; or

                  (iii)    be made to:

                           (A) paragraphs 1.1, 1.2 or 1.3 of schedule S (Financial undertakings and accounting terms) to the Senior Subordinated Facility Agreement other than a waiver, release or consent in relation to column B of each thereof which has the effect of reducing the financial covenant levels in such paragraphs (so that the financial covenants are less onerous for the Company) to not less than 90 per cent. of the levels at which they are set at the date of this Agreement; or

                           (B) paragraphs 1.4 or 2 of schedule 8 (Financial undertakings and accounting terms) to the Senior Subordinated Facility Agreement; and

         (b) (except as permitted by paragraph (a)(iii)(A)) any such deemed waiver, release or consent not prohibited by paragraph (a) must constitute a procedural or administrative change arising in the ordinary course of administration of the relevant Secured Debt and not be material.

13.2     Non-Objection

         No Senior Finance Party, Senior Subordinated Finance Party or Obligor shall have any claim or remedy against any of:

         (a) the Senior Finance Parties by reason of any transaction entered into between any of the Senior Finance Parties and any member of the Group or any requirement or condition imposed by or on behalf of the Senior Finance Parties on any member of the Group; or

         (b) the Senior Subordinated Finance Parties by reason of any transaction entered into between any of the Senior Subordinated Finance Parties and any member of the Group or any requirement or condition imposed by or on behalf of the Senior Subordinated Finance Parties on any member of the Group, which breaches or is or causes a default under any of the Secured Debt Finance Documents, unless entered into in breach of the terms of this Agreement.

13.3     Limit on Senior Debt

         The Obligors and the Senior Finance Parties agree that, except as otherwise agreed in writing by the Majority Senior Subordinated Banks, the Sterling Amount of the principal amount of the outstanding Senior Debt (excluding for this purpose only Hedging Debt and, in the case of any Ancillary Facilities Bank, the amount (if any) by which its Ancillary Facilities Liabilities exceed any net limit imposed under the terms of the relevant Ancillary Facility) shall at no time exceed (pound)365,000,000 (less repayments and prepayments of the Drawings actually made after the date of this Agreement in circumstances where a corresponding part of the Commitments is cancelled) plus the Senior Headroom at such time.

14.      WARRANTIES

         Each Senior Subordinated Finance Party warrants to each Senior Finance Party that:

         (a) it is duly incorporated or established and validly existing under the laws of the jurisdiction of its incorporation;

         (b) this Agreement and the other Secured Debt Finance Documents to which it is a party are within its powers and have been duly authorised and executed by it

         (c) the Secured Debt Finance Documents to which it is a party copied to the Senior Agent at or before the signing of this Agreement contain (when taken together with any amendments permitted under Clause 11 (Amendments)) all the terms and conditions of the Senior Subordinated Debt owed to it;

         (d) it is the sole legal and beneficial o~ter of the Senior Subordinated Debt owed to it free from any Encumbrance or subordination in thvour of any person except any existing under this Agreement; and

         (e) this Agreement constitutes its legal, valid and binding obligations and the entry into and performance of the transactions contemplated by this Agreement does not conflict with any law or regulation applicable to it or with its constitutional documents or any other agreement binding on it or its assets.

15.      INFORMATION

15.1     Defaults

         The Senior Subordinated Agent and the Senior Agent will promptly notify each other of the occurrence of any Senior Subordinated Default or Senior Default, as the case may be, on receipt by it of a notice from an Obligor specifying the event concerned (and expressly identifying it as a Senior Subordinated Default or Senior Default (as applicable)).

15.2     Amount of debt

         Each of the Senior Agent, the Hedge Counterparties and the Senior Subordinated Agent will on~written request by any of the others notify the others in writing of details of the amount of the outstanding Senior Debt, Hedging Debt or Senior Subordinated Debt, as the case may be.

15.3     Other Information

         (a) Subject to paragraph (b) of this Subclause, each Obligor authorises each of the Secured Creditors to disclose to each other and to the HMTF Group all information relating to that Obligor, its Subsidiaries or related entities, and coming into the possession of any of them in connection with the Secured Debt Finance Documents.

         (b) In the case of an acquisition funded by Senior Subordinated Facility Advances the Senior Subordinated Finance Parties are not authorised to disclose:

                  (i)      the financial models referred to in paragraph 13 of
                           part 2 of schedule 3 to the Senior Subordinated Facility Agreement to the Senior Finance Parties before the times the Senior Finance Parties are entitled to receive the information referred to in subclause 10.6(s) paragraphs (B)(4) and (C) (Acquisitions and joint-ventures) of the Senior Facilities Agreement;

                  (ii)     the Reports referred to in paragraph $ of part 2 of
                           schedule 3 to the Senior Subordinated Facility Agreement (Documents and evidence required as conditions precedent) until signing of the sale and purchase agreement for the Acquisition in connection with which such Reports have been prepared.

15.4     Consultation

         The Agents shall, so far as practicable in the circumstances, consult each other before taking any formal steps to exercise any remedy against any Obligor or to take any enforcement action but nothing in this Subclause will invalidate or otherwise affect any action or step taken without such consultation.

15.5     Registration and Notice

         The Agents will co-operate with each other with a view to reflecting the priority of the security conferred by the Security Documents in:

         (a)      any required registration of any Security Document; and

         (b)      giving any notice under the Security Documents.

16.      SUBROGATION

16.1     Subrogation of Senior Subordinated Finance Parties

(a) If any Senior Debt is paid out of any proceeds received in respect of the Senior Subordinated Debt owing to one or more Senior Subordinated Finance Parties, those Senior Subordinated Finance Parties (pro rats to their respective interests in such Senior Subordinated Debt) will to that extent be subrogated to the Senior Debt so paid (and all securities and guarantees for that Senior Debt).

(b) Any rights of subrogation so arising cannot (and shall not) be exercised before the Senior Discharge Date without the consent of the Majority Senior Banks.

(c) After the Senior Discharge Date, to the extent that the Senior Subordinated Finance Parties are entitled to exercise rights of subrogation, each Senior Finance Party (subject to its being indemnified to its reasonable satisfaction against any resulting costs, expenses and liabilities) will give such assistance to enable such rights so to be exercised as the Senior Subordinated Agent and/or the Security Agent may reasonably request.

16.2     Non-Subrogation

         Prior to the Secured Debt Discharge Date the Obligors will not under any circumstances be subrogated to or entitled to exercise any of the rights of the Secured Creditors or exercise or enforce any security arising under any of the Security Documents.

17.      PROTECTION OF SUBORDINATION

17.1     Continuing Subordination

         The subordination provisions in this Agreement constitute a continuing subordination and benefit to the ultimate balance of the Senior Debt regardless of any intermediate payment or discharge of the Senior Debt in whole or in part.

17.2     Waiver of Defences

         The subordination in this Agreement and the obligations of each Senior Subordinated Finance Party and each Obligor under this Agreement will not be affected by any act, omission, matter or thing which, but for this provision, would reduce, release or prejudice the subordination or any of those obligations, including:

         (a) any time or waiver granted to, or composition with, arty person;

         (b) any release of any person under the terms of any composition or arrangement;

         (c) the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any person;

         (d) any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the fill value of any security;

         (e) any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any person;

         (1) any amendment (however fundamental) or replacement of any Secured Debt Finance Document or any other document or security; or

         (g) any unenforceability, illegality, invalidity or non-provability of any obligation of any person under any Secured Debt Finance Document or any other document or security or the failure by any member of the Group to enter into or be bound by any Secured Debt Finance Document.

17.3     Appropriations

         Until the Secured Debt Discharge Date, each Secured Creditor (or any trustee or agent on its behalf) may:

         (a) without affecting the liability of any Senior Subordinated Finance Party or any Obligor under the Secured Debt Finance
                  Documents:

                  (i) refrain from applying or enforcing any moneys, security or rights (other than moneys, security or rights held or received under the Secured Debt Finance Documents) held or received by that Secured Creditor (or any trustee or agent on its behalf) against the Secured Debt; or

                  (ii) apply and enforce them in such manner and order as it sees fit (whether against the Secured Debt or otherwise); and

         (b) hold in an interest-bearing suspense account any moneys received from any Senior Subordinated Finance Party or Obligor or on account of that Senior Subordinated Finance Party's or that Obligor's liability under the Secured Debt Finance Documents.

18.      PRESERVATION OF DEBT

(a) In spite of any term of this Agreement postponing, subordinating or preventing the payment of any of the Senior Subordinated Debt, as between the Obligors and the Senior Subordinated

         Finance Parties, the Senior Subordinated Debt shall remain owing or payable (and interest or default interest shall continue to accrue) in accordance with the terms of the Senior Subordinated Finance Documents.

(b) No delay in exercising rights and remedies under any of the Senior Subordinated Finance Documents by reason of any term of this Agreement shall operate as a permanent waiver of any of those rights and remedies.

19.      EXPENSES

19.1     Enforcement Costs

         Each Senior Subordinated Finance Party will within three Banking Days of demand pay to each Senior Finance Party the amount of all reasonable costs and expenses incurred by it in connection with the enforcement against that Senior Subordinated Finance Party of such Senior Finance Party's rights against it under this Agreement.

19.2     Legal Expenses and Taxes

         The costs and expenses referred to above include the fees and expenses of legal advisers and any value added tax or similar tax, and are payable in the currency in which they are incurred.

20.      CHANGES TO THE PARTIES

20.1     Successors and Assigns

         This Agreement is binding on the successors and assigns of the Parties.

20.2     Obligors

         No Obligor may assign or transfer any of its rights (if any) or obligations under this Agreement.

20.3     New Obligors

         The Company will procure that each member of the Group which is not already an Obligor which becomes liable (whether actually or contingently) for any Secured Debt (each such person being a New Obligor) becomes an Obligor by the execution and delivery to the Security Agent of a duly completed Deed of Accession (together with such board resolutions and other corporate documentation as the Security Agent may reasonably require).

20.4     New Creditors

         No Secured Creditor will:

         (a) assign, transfer or dispose of any of the Secured Debt owing to it or its proceeds or any interest in that Secured Debt or its proceeds to or in favour of any person or

         (b) assign, transfer, novate or dispose of any of its rights or obligations under any of the Secured Debt Finance Documents to any person, unless in each case that person agrees with the Parties that it is bound by all the terms of this Agreement as a Senior Finance Party (and, if appropriate, as a Hedge Counterparty) or Senior Subordinated Finance Party, as the case may be, by executing and delivering to the Security

         Agent a duly completed Deed of Accession or, in the case of a Senior Bank, by the execution and delivery to the Senior Agent of a Substitution Certificate as contained in schedule 5 to the Senior Facilities Agreement or, in the case of a Senior Subordinated Bank, by the execution and delivery to the Senior Subordinated Agent of a Substitution Certificate as contained in schedule 5 to the Senior Subordinated Facility Agreement.

20.5     Resignation of Agents

(a) No Agent may resign or be removed except as specified in the Senior Finance Documents or in the Senior Subordinated Finance Documents (as the case may be) and only if a replacement Agent agrees with all the other Parties to become party to and be bound by this Agreement as the replacement Agent by the execution and delivery to the Security Agent of a duly completed Deed of Accession.

(b) Notwithstanding anything to the contrary contained in any of the Senior Subordinated Finance Documents, the Security Agent may not be removed (or have his authority terminated) by the Senior Subordinated Finance Parties or any of them prior to the Senior Discharge Date.

20.6     Supplements

         Each of the other Parties appoints:

         (a) the Senior Agent as its agent to sign on its behalf any Substitution Certificate entered into under the Senior Facilities Agreement; and

         (b) the Senior Subordinated Agent as its agent to sign on its behalf any Substitution Certificate entered into pursuant to the Senior Subordinated Facility Agreement; and

         (c) the Security Agent as its agent to sign on its behalf any Deed of Accession,

         in order that each such Substitution Certificate or Deed of Accession may be supplemental to this Agreement and be binding on and enure to the benefit of all the Parties.

20.7     Option to Purchase

(a)      If:

         (i)      the Enforcement Date has occurred; or

         (ii) the Majority Senior Banks have instructed the Security Agent to enforce any material part of the Security,

         the Senior Subordinated Banks may by giving not less than 10 Banking Days' notice to the Senior Agent specifing the purchase date (the Purchase Date) which shall be a Banking Day elect to purchase or procure the purchase of all (and not part only) of the outstanding Senior Debt, Any such notice once given is irrevocable.

(b)      On the Purchase Date:

         (i) the Senior Subordinated Banks shall pay to the Senior Agent in cash and in the currency in which the Senior Debt is denominated an amount (the Purchase Amount) determined by the Senior Agent (acting reasonably) to be equal to the outstanding Senior Debt (including all accrued interest, fees and expenses together with any broken funding costs) on the Purchase Date;

         (ii) the Senior Banks shall, subject to payment to them of the Purchase Amount, transfer the Senior Debt to the Senior Subordinated Banks by means of Substitution Certificates or by such other means as the Senior Banks and the Senior Subordinated Banks may otherwise agree. Each of the Borrowers under the Senior Facilities Agreement shall, if required by the Senior Subordinated Agent, execute any such Substitution Certificate;

         (iii) each Senior Bank shall be deemed to have warranted to the Senior Subordinated Banks that:

                           "It is the owner of the beneficial interest, free from all Encumbrances and third party interests other than any arising under the Senior Finance Documents or by operation of law, in all rights and interests under the Senior Finance Documents purporting to be assigned or transferred by it by such transfer. It has the corporate power to effect, and has taken all necessary corporate action to authorise, such assignment or transfer."

(c) Save as specified in sub-paragraph (iii) of paragraph (b) above, any such transfer by the Senior Banks shall be without recourse to, or representation or warranty from, the Senior Banks and the terms of clause 16 of the Senior Facilities Agreement relating to the substitution of Senior Banks shall apply to any such transfer.

The Senior Subordinated Banks shall provide an indemnity to each Senior Bank from a person acceptable to all the Senior Banks and in a form satisfactory to the Majority Senior Banks, for any and all costs, losses and expenses which may be sustained or incurred by such Senior Bank in consequence of any Purchase Amount being required (or it being alleged that it is required) to be paid back by or clawed back from any Senior Bank for any reason whatsoever.

21.      NOTICES

21.1     In writing

(a) Any communication in connection with this Agreement must be in writing and, unless otherwise stated, may be given:

         (i)      in person, by post, telex or fax; or

         (ii) if between the Security Agent and a Secured Creditor and the Security Agent and the Secured Creditor agree, by e-mail or other electronic communication.

(b) For the purpose of this Agreement, an electronic communication will be treated as being in writing.

(c) Unless it is agreed to the contrary, any consent or agreement required under this Agreement must be given in writing.

         2L2 Contact details

         (a) Except as provided below, the contact details of each Party for all communications in connection with this Agreement are those notified by that Party for this purpose to the Security Agent on or before the date it becomes a Party.

         (b) The contact details of the Senior Finance Parties and Obligors for this purpose are those originally provided for in the Senior Facilities Agreement.

         (c) The contact details of the Senior Subordinated Finance Parties for this purpose are those originally provided for in the Senior Subordinated Facility Agreement.

         (d) The contact details of the Hedge Counterparties which are Parties on the date of this Agreement are set out Schedule 2 (Senior Finance Parties).

         (e) Any Party may change its contact details by giving five Banking Days' notice to the Security Agent or (in the case of the Security Agent) to the other Parties.



4)       (0       Where a Party nominates a particular department or officer to receive a communication, a communication will not be effective if it fhils to speci& that department or officer.

         213 Effectiveness

         (a) Except as provided below, any communication in connection with this Agreement will be deemed to be given as follows:

                  (i)      if delivered in person, at the time of delivery;

                  (ii) if posted, five days after being deposited in the post, postage prepaid, in a correctly addressed envelope;

                  (iii) if by telex, when despatched, but only if, at the time of transmission, the correct answerback appears at the start and at the end of the sender's copy of the notice;

                  (iv)     if by fax, when received in legible form; and

                  (v) if by e-mail or any other electronic communication, when received in legible form.

         (b) A communication given under paragraph (a) above but received on a non-working day or after business hours in the place of receipt will only be deemed to be given on the next working day in that place.

         (c) A communication to the Security Agent will only be effective on actual receipt by it.

         22.      THE SECURITY AGENT

         (a) Each Secured Creditor irrevocably appoints the Security Agent as its agent under this Agreement and the New Security Documents on the terms set out in Schedule 5 (Security Agent).

         (b) Each Obligor and each other Secured Creditor agrees to the terms set out in Schedule 5 (Security Agent).

23.      SEVERABILITY

         If a term of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction in relation to any Party, that shall not affect:

         (a) in respect of that Party the legality, validity or enforceability in that jurisdiction of any other term of this Agreement;

         (b) in respect of any other Party the legality, validity or enforceability in that jurisdiction of that or any other term of this Agreement; or

         (c) in respect of any Party the legality, validity or enforceability in other jurisdictions of that or any other term of this Agreement.

24.      COUNTERPARTS

         This Agreement may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

25.      GOVERNING LAW

         This Agreement is governed by English law.

26.      ENFORCEMENT

26.1     Jurisdiction

(a) The English courts have exclusive jurisdiction to settle any dispute in connection with this Agreement.

(b) The English courts are the most appropriate and convenient courts to settle any such dispute and each Senior Subordinated Finance Party and Obligor waives objection to those courts on the grounds of inconvenient forum or otherwise in relation to proceedings in connection with this Agreement.

(c) This Clause is for the benefit of the Senior Finance Parties only. To the extent allowed by law, a Senior Finance Party may take:

         (i)      proceedings in any other court; and

         (ii)     concurrent proceedings in any number of jurisdictions.

26.2     WaIver of immunity

         Each Senior Subordinated Finance Party and Obligor irrevocably and unconditionally:

         (a) agrees not to claim any immunity from proceedings brought by a Senior Finance Party against it in relation to this Agreement and to ensure that no such claim is made on its behalf;

         (b) consents generally to the giving of any relief or the issue of any process in connection with those proceedings; and

         (c)      waives all rights of immunity in respect of it or its assets.

(TH.     263 WaIver of trial by jury

         EACH PARTY WAIVES ANY RIGHT IT MAY HAVE TO HAVE A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED ON OR ARISING FROM THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED BY THIS AGREEMENT. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

         This Agreement has been entered into on the date stated at the beginning of this Agreement.



(4~






4)

                             SCHEDULE 1 THE OBLIGORS

English

Beeson Group Limited (company number 1721453)

C & TH (CaIne) Limited (company number 183952)

Chivers Hartley Limited (company number 2081705)

Country Farms Limited (company number 305182)

Curf Farms (Chatteris) Limited (company number 1461987)

FMC (Meat) Limited (company number 671705)

Formwood Group (UK) Limited (company number 2046126)

Formwood Group Limited (company number 2175715)

H (Barnstaple) Limited (company number 2047347)

IlL Foods Limited (company number 2560855)

Hillsdown Ambient Foods Group Limited (company number 1220754)

Hillsdown Europe Limited (company number 2662027)

Hillsdown International Limited (company number 1943509)

Hillsdown Investments Limited (company number 1871848)

Hillsdown UK Limited (company number 1638448)

Hobson Limited (company number 1778744)

Horberry & Baker Limited (company number 1428538)

Lamberde Properties Limited (company number 2277876)

MBM Mosspak Limited (company number 753373)

MBM Produce Limited (company number 426939)

Northwest Prime Investments Limited (company number 2641825)

Premier Ambient Products (UK) Limited (company number 4427006)

Premier Financing Limited (company number 3716362)

Premier International Foods UK Limited (company number 314272)

Rowe, Manchett & Till Limited (company number 1746676) Rugby Securities Limited (company number 1869278)

Scottish

Melroses Limited (company number 99843)

Premier Brands Limited (company number 96055)

Ridgways Limited (company number 105097)

Robert Wilson & Sons (Est. 1849) Limited (company number 20563)

DUTCH

HILISDOWN HOLLAND WV.

Hillsdown International B.V.

Jonker Fris B.V.

FRENCH

Hillsdown Holdings France S.A.S.

Materne Boin

                        SCHEDULE 2 SENIOR FINANCE PARTIES



Senior Banks



JPMorgan Chase Bank

Deutsche Bank Securities Inc.

San Paolo NI S.p.A, London Branch

Lloyds TSB Bank plc

Bank of Scotland

BNP Paribas

The Royal Bank of Scotland plc

Barclays Bank plc

KBC BankN.V., London Branch

The United Bank of Kuwait plc

Banco Espirito Santo, London Branch

Singer & Friedlander Limited

Metropolitan Life Insurance Company

Harbourmaster Loan Corporation WV.

The Sumitomo Trust & Banking Co., Ltd

The Governor and Company of the Bank of Ireland

GMAC Commercial Credit Limited

Duchess I CDO SA

Leveraged Finance Europe Capital I B.V.

Leveraged Finance Europe Capital II B .V.

Duchess I CDO SA

Duchess II CDO SA

Intercontinental CDO

Rabobani International, London Branch

Skandinanviska Enskilda Banken AB (publ)

Bayerische Landesbank Girozentrale London Branch

NO Bank N.V. , London Branch

Allied Irish Bank plc

Banca Nazionale del Lavoro S .p.A, London Branch

Danske Bank A/S

HSBC Bank plc

Oak Hill Securities Fund, L.P.

Oak Hill Securities Fund II, L.P.

HPC Nominees Limited

Jubilee CDO I B.V.

Alliance & Leicester Commercial Bank Plc

Harbourmaster Loan Corporation B.V.

HPC Nominees Ltd

Ahli United Bank (UK) Plc

Arrangers

J.P. Morgan plc

Barclays Capital (the investment banking division of Barclays Bank PLC)

Underwriters

JPMorgan Chase Bank

Barclays Bank PLC

Senior Agent

J.P. Morgan Europe Limited

Security Agent J.P. Morgan Europe Limited



Hedge Counterparties

JPMorgan Chase Bank

Barclays Bank plc

                                   SCHEDULE 3

                       SENIOR SUBORDINATED FINANCE PARTIES



Senior Subordinated Banks

JPMorgan Chase Bank



Arranger

J.P. Morgan plc



Underwriter

JPMorgan Chase Bank



Senior Subordinated Agent

J.P. Morgan Europe Limited

                                   SCHEDULE 4

                            FORM OF DEED OF ACCESSION


THIS DEED dated [ ], is supplemental to an intercreditor agreement (the Intercreditor Agreement) dated [ J, November 2003 between, amongst others, Premier Financing Limited as the Company, certain of its Subsidiaries as Obligors, the Senior Subordinated Finance Parties, the Senior Finance Parties and J.P. Morgan Europe Limited as Security Agent, Senior Agent and Senior Subordinated Agent.

Words and expressions defined in the Intercreditor Agreement have the same meaning when used in this Deed.

[Name of new Party] hereby agrees with each other person who is or who becomes a party to the Intercreditor Agreement that with effect on and from the date hereof it will be bound by the Intercreditor Agreement as a[n] *[Obligor/Senior Finance Party/Hedge Counterparty/Senior Subordinated Finance Party/Senior Agent/Security Agent/Senior Subordinated Agent] as if it had been party originally to the Intercreditor Agreement in that capacity and that it shall perform all of the undertakings and agreements set out in the Intercreditor Agreement and given by a[n] *[Obligor/Sethor Finance Party/Hedge Counterparty/Senior Subordinated Finance Party/Senior Agent/Security Agent/Senior Subordinated Agent].

The address for notices of *[obligor/Senior Finance Party/Hedge
Counterparty/Senior Subordinated Finance Party/Senior Agent/Security Agent/Senior Subordinated Agent] for the purposes of Clause 21 (Notices) of the Intercreditor Agreement is:

[
This document takes effect as a deed notwithstanding that the Security Agent only executes under hand.

This Deed is governed by English law and Clause 26 (Enforcement) of the Intercreditor Agreement is hereby incorporated in this Deed by reference (mutatis mutandis).

[Insert appropriate execution language] Acknowledged.

[Security Agent]

By:

                                   SCHEDULE 5

                                 SECURITY AGENT

APPOINTMENT

         Each Secured Creditor irrevocably appoints the Security Agent as its trustee for the purposes of the New Security Documents and irrevocably authorises the Security Agent in such capacity:

         (a) to execute each of the New Security Documents and all such further documents as may be approved by the Majority Senior Banks and the Majority Senior Subordinated Banks for execution by the Security Agent;

         (b) (whether or not by or through employees or agents) to take such action on such Secured Creditor's behalf and to exercise such rights, remedies, powers and discretions as are specifically delegated to the Security Agent by this Agreement and the New Security Documents together with such powers and discretions as are reasonably incidental thereto (but subject to any restrictions or limitations specified in this Agreement and the New Security Documents). The Security Agent shall, however, not have any duties, obligations or liabilities (whether fiduciary or otherwise) to the other Secured Creditors beyond those expressly stated in this Agreement and the New Security Documents; and

         (c) to accept on behalf of the Secured Creditors the terms of any reliance letter or engagement letter relating to the Third Reports or any reports or letter provided by the Report Providers in connection with the Secured Debt Finance Documents or the transactions contemplated therein (including any net asset letter in connection with financial assistance procedures) and to bind the Secured Creditors in respect of such Third Reports, reports or letters and to sign such letters on their behalf and each Secured Creditor further confirms that it accepts the terms and qualifications set out in such letters.

         Notwithstanding that the Senior Agent, the Senior Subordinated Agent and the Security Agent may from time to time be the same entity, the Security Agent has entered into this Agreement and the New Security Documents in its separate capacity as Security Agent for the Secured Creditors under and pursuant to this Agreement and as security trustee for the Secured Creditors to hold the security created or to be created by the New Security Documents on the terms set out in this Agreement and the New Security Documents. However, where the Secured Debt Finance Documents provide for the Senior Agent or the Senior Subordinated Agent to communicate with or provide instructions to the Security Agent, while the Senior Agent or the Senior Subordinated Agent and the Security Agent are the same entity it will not be necessary for there to be any such formal communications or instructions notwithstanding that the Secured Debt Finance Documents provides in certain cases for the same to be in writing.

2.       SECURITY AGENT'S ACTIONS

         Any action taken by the Security Agent under or in relation to this Agreement and/or any New Security Document with the requisite authority, or on the basis of appropriate instructions, received from an Instructing Group or, if required by paragraph (b) of Subclause 10.2 (Competing Instructions to the Security Agent), the Majority Senior Subordinated Banks (or as otherwise duly authorised) shall be binding on all the Secured Creditors.

3.       SECURITY AGENT'S RIGHTS

         In respect of the New Security Documents, the Security Agent may:

         (a) in the exercise of any right, remedy, power or discretion in relation to any matter, or in any context, not expressly provided for by this Agreement, act or, as the case may be, refrain from acting in accordance with the instructions of an Instructing Group (or the Majority Senior Subordinated Banks where Subclause 10.2(b) (Competing Instructions to the Security Agent) applies), and shall be fully protected in so doing;

         (b) unless and until it shall have received directions from an Instructing Group (or the Majority Senior Subordinated Banks where Subclause 10.2(b) (Competing Instructions to the Security Agent) applies), take such action, or refrain from taking such action, in respect of a Default, or a "Default" as defined in the Senior Subordinated Facility Agreement, of which the Security Agent has actual knowledge as it shall deem advisable in the best interests of the Secured Creditors (but shall not be obliged to do so);

         (c) refrain from acting in accordance with any instructions of an Instructing Group (or the Majority Senior Subordinated Banks where Subclause 10.2(b) (Competing Instructions to the Security Agent) applies) to institute any legal proceedings arising out of or in connection with this Agreement and/or the New Security Documents until IT has been indemnified and/or secured to its satisfaction against any and all costs, expenses or liabilities (including legal fees) which it would or might incur as a result;

         (d) deem and treat (i) each Senior Bank or Senior Subordinated Bank as the person entitled to the benefit of the Contribution, or the "Contribution" as defined in the Senior Subordinated Facility Agreement, of such Secured Creditor for all purposes of the Secured Debt Finance Documents unless and until a Substitution Certificate, or a "Substitution Certificate" under the Senior Subordinated Facility Agreement, shall have been filed with the Senior Agent or, as applicable, the Senior Subordinated Agent and shall have become effective, and (ii) the office set opposite the name of a Senior Bank or Senior Subordinated Bank in schedule 1 to the Senior Facilities Agreement or the Senior Subordinated Facility Agreement, as the case may be, or in any relevant Substitution Certificate or Substitution Certificate under the Senior Subordinated Facility Agreement, as such Senior Bank's or such Senior Subordinated Bank's lending office unless and until a written notice of change of lending office shall have been received by the Senior Agent or, as applicable, the Senior Subordinated Agent; and the Security Agent may act upon any such notice unless and until the same is superseded by a further such notice;

         (e) rely as to matters of fact which might reasonably be expected to be within the knowledge of any Obligor upon a certificate signed by any director of such Obligor on behalf of such Obligor; and

         (f) refrain from doing anything which would, or might in its opinion, be contrary to any law or regulation of any jurisdiction and may do anything which is in its opinion necessary or desirable to comply with any such law or regulation.

4.       NO LIABILITY OF SECURITY AGENT

         Neither the Security Agent nor any of its employees and agents shall:

         (a) be obliged to request any certificate or opinion under any provision of the Secured Debt Finance Documents or to make any enquiry as to the use of the proceeds of any facility under the Secured Debt Finance Documents; or

         (b) be obliged to make any enquiry as to any breach or default by the Company or any Acquisition Party or any other member of the Group in the performance or observance of any of the provisions of any Secured Debt Finance Document or as to the existence of a Senior Default or Senior Subordinated Default; or

         (c) be obliged to enquire whether or not any representation or warranty made by the Company or any Acquisition Party or any other member of the Group pursuant to any Secured Debt Finance Document is true; or

         (d) be obliged to do anything (including, without limitation, disclosing any document or information) which would, or might in its opinion, be contrary to any law or regulation or be a breach of any duty of confidentiality or otherwise be actionable or render it liable to any person; or

         (e) be obliged to account to any Secured Creditor for any sum or the profit element of any sum received by it for its own account; or

         (f) be obliged to institute any legal proceedings arising out of or in connection with, or otherwise take steps to enforce, any New Security Document other than on the instructions of an Instructing Group (or the Majority Senior Subordinated Banks where Subclause 10.2(b) (Competing Instructions to the Security Agent) applies); or

         (g) be liable to any Secured Creditor for any action taken or omitted under or in connection with any Secured Debt Finance Document unless caused by its gross negligence or wilful misconduct.

         For the avoidance of doubt, the Security Agent shall not be obliged to become a mortgagee or heritable creditor in possession.

         For the purposes of this paragraph 4 the Security Agent shall not be treated as having actual knowledge of any matter of which the corporate finance or any other division outside the agency department of the person for the time being acting as the Security Agent may become aware in the context of corporate finance, advisory or lending activities from time to time undertaken by the Security Agent for the Company or any of its Subsidiaries or Affiliates or associated companies or any other person which may be a trade competitor of the Group or any member of it or may otherwise have commercial interests similar to those of the Group or any member of it.

5.       NON-RELIANCE ON SECURITY AGENT

         Each Secured Creditor acknowledges, by virtue of its execution of this Agreement or, as the case may be, a Substitution Certificate or a "Substitution Certificate" under the Senior Subordinated Facility Agreement, that it has not relied on any statement, opinion, forecast or other representation (including, without limitation, anything contained in any information memoranda) made by the Security Agent to induce it to enter into the Secured Debt Finance Documents and that it has made and will continue to make, without reliance on the Security Agent and based on such documents as it considers appropriate, its own appraisal of the creditworthiness of the Company and the Group and its own independent investigation of the financial condition, prospects and affairs of the Company and the Group in connection with the making and continuation of the facilities under the Secured Debt Finance Documents. The

         Security Agent not at any time be deemed to have had or have any duty or responsibility, either historically, initially or on a continuing basis, to provide any Secured Creditor with any credit or other information with respect to the Company or any other member of the Group whether coming into its possession before the making of any advance under any facilities under the Secured Debt Finance Documents or at any time or times thereafter.

6.       NO RESPONSIBILITY ON SECURITY AGENT FOR CERTAIN MARTENS

         The Security Agent shall not have any responsibility or liability to any Secured Creditor:

         (a) on account of the failure of any member of the Group or any Acquisition Party to perform any of its obligations under any of the Secured Debt Finance Documents; or

         (b) for the financial condition of any member of the Group or any Acquisition Party; or

         (c) for the completeness, adequacy or accuracy of any statements, representations or warranties made or any of the Secured Debt Finance Documents or any document delivered under any of such documents; or

         (d) for the execution, effectiveness, adequacy, genuineness, validity, enforceability or admissibility in evidence of the Secured Debt Finance Documents or of any certificate, report or other document executed or delivered under any of the Secured Debt Finance Documents; or

         (e) to ascertain whether all deeds and documents which should have been deposited with it under or pursuant to any of the New Security Documents have been so deposited; or

         (f) to investigate or make any enquiry into the title of any Obligor to any assets; or

         (g) for the failure to register any of the New Security Documents with the Registrar of Companies, the Patent Office, HJVF. Land Registry, the Trade Marks Registry or any other public office; or

         (h) for the failure to register any of the New Security Documents in accordance with the provisions of the documents of title of any Obligor to any of the relevant assets; or

         (i) for the failure to effect or procure the registration of any floating charge created by any of the New Security Documents by registering under the Land Registration Act 1925 any notice, caution or other entry prescribed by or pursuant to the provisions of the said Act against any land for the time being forming part of the security; or

         U) for the failure to take or require any Obligor to take any steps to render any of the New Security Documents effective as regards property or assets outside England or Wales or to secure the creation of any ancillary charge under the laws of the jurisdiction concerned; or

         (Ic) (save as otherwise provided in this paragraph 6) for taking or omitting to take any other action under or in relation to the New Security Documents or any aspect thereof; or

         (I) (save as otherwise provided in this paragraph 6) otherwise in connection with the Secured Debt Finance Documents or their negotiation or for acting (or, as the case may be, refraining from acting) in accordance with the instructions of an Instructing

                  Group (or the Majority Senior Subordinated Banks where Subclause 10.2(b) (Competing Instructions to the Security Agent) applies).

7.       RELIANCE ON DOCUMENTS AND PROFESSIONAL ADVICE

         The Security Agent shall be entitled to rely on any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper person and shall be entitled to rely as to legal or other professional matters on opinions and statements of any legal or other professional advisers selected or approved by it (including those in the Security Agent's employment).

8.       OTHER DEALINGS

         The Security Agent may, without any liability to account to the other Secured Creditors, accept deposits from, lend money to, and generally engage in any kind of banking or other business with, be the owner or holder of any shares or other securities of, and provide advisory or other services to, the Company or any Acquisition Party or any of their respective Subsidiaries, Affiliates or associated companies or any of the Secured Creditors as if it were not the Security Agent.

9. RIGHTS OF SECURITY AGENT AS SENIOR BANK AND SENIOR SUBORDINATED BANK; NO PARTNERSHIP

         With respect to its own Commitment and Contribution under the Senior Facilities Agreement or the Senior Subordinated Facility Agreement (if any) the Security Agent shall have the same rights and powers under the Secured Debt Finance Documents as any other Senior Bank or Senior Subordinated Bank and may exercise the same as though it were not performing the duties and functions delegated to it under the Secured Debt Finance Documents and the terms Senior Bank or Senior Subordinated Bank shall, unless the context clearly otherwise indicates, include the Security Agent in its individual capacity as lender. The Secured Debt Finance Documents shall not and shall not be construed so as to constitute a partnership between the parties or any of them.

10.      REIMBURSEMENT AND INDEMNITY BY SECURED CREDITORS

         (a) Each Secured Creditor shall reimburse the Security Agent (rateably in accordance with the principal amount of the Liabilities of the Obligors under the Senior Facilities Agreement and the Senior Subordinated Facility Agreement respectively or (in the case of enforcement) its recoveries in respect of such Liabilities), to the extent that the Security Agent is not reimbursed by any Obligor, for the costs, charges and expenses incurred by the Security Agent in connection with the negotiation, preparation, syndication and execution of this Agreement and the New Security Documents and/or in contemplation of, or otherwise in connection with, the enforcement or attempted enforcement of, or the preservation or attempted preservation of any rights under, or in carrying out its duties under this Agreement and the New Security Documents including (in each case) the fees and expenses of legal or other professional advisers. Each Secured Creditor shall on demand indemnify the Security Agent (rateably in accordance with the principal amount of the Liabilities of the Obligors under the Senior Facilities Agreement and the Senior Subordinated Facility Agreement respectively or (in the case of enforcement) its recoveries in respect of such Liabilities) against all liabilities, damages, costs and claims whatsoever incurred by the Security Agent in connection with this Agreement and the New Security Documents or the performance of its duties under this Agreement and the New Security Documents or any action taken or omitted by the

                  Security Agent under this Agreement and the New Security Documents, unless such liabilities, damages, costs or claims arise from the Security Agent's own gross negligence or wilful misconduct.

         (b) The Company shall counter-indemnify the Secured Creditors against all payments by them under this paragraph 10.

11.      RETIREMENT OF SECURITY AGENT

         (a) The Security Agent may (following consultation with the Company) retire from its appointment as Security Agent having given to the Company and each of the Secured Creditors not less than 30 days' notice of its intention to do so, provided that no such retirement shall take effect unless there has been appointed by the Secured Creditors as a successor security agent and trustee a Secured Creditor nominated by an Instructing Group or, failing such a nomination, any reputable and experienced bank or institution with offices in London nominated by the Security Agent.

         (b) Any corporation into which the Security Agent may be merged or converted or any corporation with which the Security Agent may be consolidated or any corporation resulting from any merger, conversion, amalgamation, consolidation or other reorganisation to which the Security Agent shall be a party shall, to the extent permitted by applicable law, be the successor Security Agent under this Agreement and the New Security Documents without the execution or filing of any document or any further act on the part of any of the Parties, save that notice of any such merger, conversion, amalgamation, consolidation or other reorganisation shall forthwith be given to the Company and the Secured Creditors.

         (c) Upon any such successor as aforesaid being appointed, the Security Agent shall be discharged from any further obligation under this Agreement and the New Security Documents (but shall continue to have the benefit of the provisions contained in this Schedule 5 in respect of any action it has taken or refrained from taking prior to such discharge) and its successor and each of the other Parties shall have the same rights and obligations among themselves as they would have had if such successor had been a party to this Agreement and the New Security Documents in place of the retiring Security Agent. The retiring Security Agent shall (at the expense of the Company) provide its successor with copies of such of its records as its successor reasonably requires to carry out its functions as such.

         (d) It is the intention that (except only as may be agreed in writing between any retiring Security Agent and its successor with the prior approval of an Instructing Group), upon the appointment of any successor to the Security Agent, the property, assets and rights vested in the retiring Security Agent pursuant to the New Security Documents should, with immediate effect, be vested in such successor Security Agent under the provisions of the Trustee Act 1925, either by operation of law or, failing that, by assignment or other form of transfer or conveyance. At any time and from time to time following the appointment of any such successor to the Security Agent, the retiring Security Agent shall do and execute all acts, deeds and documents reasonably required by such successor in order to transfer to such successor Security Agent (or its nominee, as such successor may direct) any such property, assets and rights which shall not have vested in such successor by operation of law. All such acts, deeds and documents shall be done or, as the case may be, executed at the cost of the Company.

12.      DECLARATION OF TRUST

         (a) To the extent that under applicable law it is able to hold the Trust Property as trustee, the Security Agent hereby accepts its appointment under paragraph I of this Schedule 5 as trustee of the Trust Property with effect from the date of this Agreement to hold the same on trust for itself and the other Secured Creditors and to apply the same in accordance with Clause 9 (Application of Proceeds of Enforcement). If under applicable law it is not able to hold any part of the Trust Property as trustee, the Security Agent shall accept and hold that part in its own name to deal with that part in accordance with this Agreement and the Security Agent undertakes to apply that part in accordance with Clause 9 (Application of Proceeds of Enforcement).

         (b) The Security Agent shall make each such application and/or distribution as soon as is practicable after the relevant moneys are received by, or otherwise become available to, the Security Agent save that (without prejudice to any other provision contained in this Agreement or any of the New Security Documents) the Security Agent or any receiver or administrator may credit any moneys received by it to a suspense account for so long and in such manner as the Security Agent or such receiver or administrator may from time to time determine with a view to preserving the rights of the Secured Creditors or any of them to prove for the whole of their respective claims against the Obligors or any other person liable.

13.      PERPETUITIES

         The trusts constituted or evidenced in or by this Agreement and the New Security Documents shall remain in full force and effect until whichever is the earlier of:

         (a) the expiration of a period of 80 years from the date of this Agreement; and

         (b) receipt by the Security Agent, at any time when it is satisfied that all of the Charging Group are solvent, of confirmation in writing from each of the Secured Creditors that there is no longer outstanding any Indebtedness (actual or contingent (unless such Indebtedness, being contingent, is fully cash collateralised to the satisfaction of the relevant Secured Creditor)), and no obligation on any Secured Creditor to make available any Indebtedness which is secured or guaranteed by or under any of the New Security Documents, or such later date on which all of the New Security Documents have been released in accordance with their terms, and the Parties declare that the perpetuity period applicable to this Agreement and the New Security Documents shall for the purposes of the Perpetuities and Accumulations Act 1964 be the period of 80 years from the date of this Agreement.

14.      POWERS AND DUTIES OF THE SECURITY AGENT AS TRUSTEE OF THE SECURITY

         In its capacity as trustee in relation to the New Security Documents, the Security Agent:

         (a) Powers generally: shall, without prejudice to any of the powers, discretions and immunities conferred upon trustees by law (and to the extent not inconsistent with the provisions of this Agreement or any of the New Security Documents), have all the same powers and discretions as a natural person acting as the beneficial owner of such property and/or as are conferred upon the Security Agent by this Agreement or any of the New Security Documents, but so that the Security Agent may only exercise such powers and discretions to the extent that it is authorised to do so by the provisions of this Agreement and, in exercising such powers and discretions, the Security Agent shall have regard to and comply with any applicable constraints and/or restrictions imposed by this Agreement;

         (b) Power to invest: shall (subject to paragraph 12 of this Schedule 5) be entitled (in its own name or in the names of nominees) to invest moneys from time to time forming part of the Trust Property or otherwise held by it as a consequence of any enforcement of the security constituted by the New Security Documents which, in the opinion of the Security Agent, it would not be practicable to distribute immediately by placing the same on deposit in the name or under the control of the Security Agent as the Security Agent may think fit without being under any duty to diversify, the same and the Security Agent shall not be responsible for any loss due to interest rate or exchange rate fluctuations;

         (c) Interpretation of provisions by Security Agent: shall have full power to determine all questions and doubts arising in relation to the interpretation or application of any of the provisions of this Agreement or any of the New Security Documents as it affects the Security Agent and every such determination, in the absence of manifest error, (whether made upon a question actually raised or implied in the acts or proceedings of the Security Agent) shall be conclusive and shall bind all the other Parties;

         (d) Power to engage agents: may, in the conduct of its obligations under and in respect of this Agreement and the New Security Documents (otherwise than in relation to its right to make any declaration, determination or decision), instead of acting personally, employ and pay any agent (whether being a lawyer, chartered accountant or any other person) to transact or concur in transacting any business and to do or concur in doing any acts required to be done by the Security Agent (including the receipt and payment of money) and on the basis that (i) any such agent engaged in any profession or business shall be entitled to be paid all usual professional and other charges for business transacted and acts done by him or any partner or employee of his in connection with such employment and (ii) the Security Agent shall not be bound to supervise, or be responsible for any loss incurred by reason of any act or omission of, any such agent if the Security Agent shall have exercised reasonable care in the selection of such agent (which, without limitation, shall conclusively be deemed to be the case in respect of any agent approved in writing by an Instructing Group); and

         (e) Deposit of documents: may place all deeds, certificates and other documents relating to the property and assets subject to the New Security Documents which are from time to time deposited with it pursuant to the New Security Documents in any safe deposit, safe or receptacle selected by the Security Agent or with any firm of solicitors and may make any such arrangements as it thinks fit for allowing the Obligors access to, or their solicitors or auditors possession of, such documents when necessary or convenient and the Security Agent shall not be responsible for any loss incurred in connection with any such deposit, access or possession.

15.      ALL ENFORCEMENT ACTION THROUGH THE SECURITY AGENT

         (a) None of the other Secured Creditors shall have any independent power to enforce any of the New Security Documents or to exercise any rights, discretions or powers or to grant any consents or releases under or pursuant to any of the New Security Documents or otherwise have direct recourse to the security and/or guarantees constituted by any of the New Security Documents except through the Security Agent.

         (b) The other Secured Creditors shall co-operate with each other and with the Security Agent and any receiver or administrator appointed with respect to the New Security Documents in realising the property and assets subject to the New Security Documents and in ensuring that the net proceeds realised under the New Security Documents after deduction of the expenses of realisation are applied in accordance with Clause 9 (Application of Proceeds of Enforcement).

16.      INDEMNITY FROM TRUST PROPERTY

         The Security Agent and every employee, officer or agent appointed by it in connection with its appointment under this Agreement and the New Security Documents (each an Indemnified Party) shall be entitled to be indemnified out of the Trust Property in respect of all liabilities, damages, costs, claims, charges or expenses whatsoever properly incurred or suffered by an Indemnified Party:

         (a) in the execution or exercise or bona fide purported execution or exercise of the trusts, rights, powers, authorities, discretions and duties created or conferred by or pursuant to the New Security Documents;

         (b) as a result of any breach by an Obligor of any of its obligations under any New Security Document; and/or

         (c) in respect of any matter or thing done or omitted in any way relating to the Trust Property or the provisions of any of the New Security Documents.

         The rights conferred by this paragraph 16 are without prejudice to any right to indemnity by law given to trustees generally and to any provision of the New Security Documents entitling the Security Agent or any other person to an indemnity in respect of, and/or reimbursement of, any liabilities, damages, costs, claims, charges or expenses incurred or suffered by it in connection with any of the New Security Documents or the performance of any duties under any of the New Security Documents. Nothing contained in this paragraph 16 shall entitle the Security Agent or any other person to be indemnified in respect of any liabilities, damages, costs, claims, charges or expenses to the extent that the same arise from such person's own gross negligence or wilful misconduct.

17.      SECURED CREDITORS TO PROVIDE INFORMATION

         The Secured Creditors shall provide the Security Agent with such written information as it may reasonably require for the purposes of carrying out its duties and obligations under the New Security Documents and, in particular, with such necessary directions in writing so as to enable the Security Agent to apply amounts received under, and the proceeds of realisation of, the New Security Documents on and afler the Enforcement Date as contemplated by the New Security Documents.

18.      SECURITY AGENT AS JOINT AND SEVERAL CREDITOR

         (a) Each Obligor and each of the Secured Creditors agrees that the Security Agent shall be the joint and several creditor (together with the relevant Secured Creditor) of each and every payment obligation of each Obligor towards each of the Secured Creditors under each Secured Debt Finance Document and that accordingly the Security Agent will have its own independent right to demand payment by each Obligor in satisfaction of those obligations, provided that it is expressly acknowledged that any discharge of its payment obligations to either of the Security Agent or the relevant Secured Creditor shall to the same extent discharge the corresponding obligations owing to the other. Each of the Secured Creditors agrees to and acknowledges the provisions set forth in clause 2 (Covenant to Pay) of the New Security Documents governed by the laws of The Netherlands.

         (b) Without limiting or affecting the Security Agent's rights against the Obligors (whether under this paragraph 18 or under any other provision of the Secured Debt Finance Documents) the Security Agent agrees with each Secured Creditor that it will not exercise its rights as a joint and several creditor with a Secured Creditor under this paragraph 18, except with the prior written consent of the relevant Secured Creditor. However, for the avoidance of doubt, nothing in the previous sentence shall in any way limit the Security Agent's rights to act in the protection or preservation of rights under or to enforce any New Security Document as contemplated by the Secured Debt Finance Documents. Any amount recovered by the Security Agent as a result of the operation of this paragraph 18 shall be held for the benefit of the Secured Creditors to be applied in accordance with Clause 9 (Application of Proceeds of Enforcement).

                                   SIGNATORIES




COMPANY
Signed for and on behalf of                  )        PAUL THOMAS
Premier Financing Limited                    )
BY:                                          )

OBLIGORS
Signed for and on behalf of                  )        CI. COMPSON
Beeson GROUP LIMITED                         )
BY:                                          )
Signed for and on behalf of                  )        P.A. LEACH
C & TH (CAINE) Limited                       )
BY:                                          )
Signed for and on behalf of                  )        PAUL THOMAS
CHIVERS HARTLEY LIMITED                      )
BY:                                          )
SIGNED FOR AND ON BEHALF OF                  )        C.J. COMPSON
COUNTRY FARMS LIMITED                        )
BY:                                          )
SIGNED FOR AND ON behalf OF                  )        C.J. COMPSON
CUD FARMS (CHATTERIS) LIMITED                )
BY:                                          )
SIGNED FOR AND ON BEHALF OF                  )        P.A. LEACH
FMC (MEAT) LIMITED                           )
BY:                                          )
SIGNED FOR AND ON BEHALF OF                  )        P.A. LEACH
FORMWOOD GROUP (UK) LIMITED                  )
BY:                                          )
SIGNED FOR AND ON behalf OF                  )        P.A. LEACH
FORMWOOD GROUP LIMITED                       )
BY:                                          )

Signed for and on behalf of                  )        P.A. LEACH
H (Barnstaple) Limited                       )
BY:                                          )
Signed for and on behalf of                  )        PAUL THOMAS
EL FOODS Limited                             )
By:                                          )
Signed for and on behalf of                  )        P.A. LEACH
HILLSDOWN AMBIENT FOODS GROUP                )
LIMITED
BY:                                          )
Signed FOR AND ON BEHALF OF                  )        P.A. LEACH
HILLSDOWN EUROPE LIMITED                     )
BY:                                          )
SIGNED FOR and ON BEHALF OF                  )        P.A. LEACH
HILLSDOWN INTERNATIONAL LIMITED              )
BY:                                          )
SIGNED for AND ON behalf OF                  )        PA. LEACH
HIFISDOWN INVESTMENTS LIMITED                )
BY:                                          )
SIGNED for AND ON BEHALF OF                  )        P.A. LEACH
HILISDOWN UK LIMITED                         )
BY:                                          )
SIGNED FOR and ON BEHALF OF                  )        P.A. LEACH
ROBSON LIMITED
BY:                                          )
SIGNED FOR AND ON behalf OF                  )        CI. COMPSON
HORBERRY & BAKER LIMITED                     )
BY:                                          )
SIGNED FOR and ON BEHALF OF                  )        P.A. LEACH
LAMBERDE PROPERTIES LIMITED                  )
BY:                                          )

Signed for and ON BEHALF OF                  )        CI. COMPSON
MBM Mosspak Limited                          )
BY:                                          )
Signed for and on behalf of                  )        Ci. COMPSON
MBM Produce Limited                          )
BY:                                          )
Signed for and on behalf of                  )        P.A. LEACH
NORTHWEST Prime Investments                  )
LIMITED                                      )
BY:                                          )
Signed for and on behalf of                  )        PAUL THOMAS
PREMIER AMBIENT PRODUCTS (UK)                )
LIMITED                                      )
BY:                                          )
SIGNED FOR and ON BEHALF OF                  )        PAUL THOMAS
PREMIER INTERNATIONAL FOODS UK               )
LIMITED                                      )
BY:                                          )
SIGNED FOR AND ON BEHALF OF                  )        C.J. COMPSON
ROWE, MANCHETT & Till LIMITED                )
BY:                                          )
SIGNED FOR AND ON BEHALF OF                  )        PA. LEACH
RUGBY SECURITIES LIMITED                     )
BY:                                          )
SIGNED FOR AND ON BEHALF OF                  )        P.A. LEACH
MELROSES LIMITED
BY:                                          )
SIGNED FOR AND ON BEHALF OF                  )        P.A. LEACH
PREMIER BRANDS LIMITED                       )
BY:                                          )
SIGNED FOR AND ON BEHALF OF                  )        P.A. LEACH
RIDGWAYS LIMITED
BY:                                          )



                                       so